          EXHIBIT 4.1

NUMBER

SHARES

INCORPORATED IN THE STATE OF NEVADA

DIAGNOSTIC IMAGING INTERNATIONAL CORP.

100,000,000 AUTHORIZED SHARES OF CAPITAL STOCK

100,000,000 SHARES OF COMMON STOCK

COMMON STOCK, PAR VALUE $.001 PER SHARE

CUSIP NO.

THIS CERTIFIES THAT:

IS RECORD HOLDER OF

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF $.001 PAR VALUE EACH OF DIAGNOSTIC IMAGING INTERNATIONAL CORP. transferable on the books of the Corporation in person or by attorney upon surrender of this certificate duly endorsed or assigned.  This certificate and the shares represented hereby are subject to the laws of the State of Nevada, and to the Articles of Incorporation and By-laws of the Corporation, as now or hereafter amended.  This certificate is not valid until countersigned by the Transfer Agent.

WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

DATED:

SECRETARY

SEAL

PRESIDENT